Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2014 Fourth Quarter and Full Year Sales, Net Income and Earnings per Share

•	Record fourth quarter sales, operating cash flow and full year sales

•	Fourth quarter earnings per diluted share $1.98, or $2.06 adjusted for restructuring expenses

•	Additional, one-time, fourth quarter restructuring related costs estimated at $0.10 per diluted share

•	Company anticipates record year in fiscal 2015 with earnings guidance in the range of $7.00 to $7.80 per diluted share, or $7.25 to $8.05 adjusted for restructuring expenses

CLEVELAND, August 6, 2014 - Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2014 fourth quarter and full year ended June 30, 2014. Fiscal 2014 sales were a record at $13.2 billion, compared with $13.0 billion in fiscal 2013. Net income for fiscal 2014 was $1,041 million, or $6.87 per diluted share, compared with net income of $949 million, or $6.26 per diluted share in fiscal 2013. Adjusted earnings per diluted share for fiscal 2014 were $6.94. A reconciliation of reported to adjusted sales, net income and earnings per diluted share is included with the financial tables accompanying this news release. Cash flow from operations for fiscal 2014 was $1.4 billion or 10.5 percent of sales compared with $1.2 billion or 9.1 percent of sales in the prior year. Excluding a discretionary contribution to the company’s pension plan of $75 million in fiscal 2014, cash flow from operations was 11.1 percent of sales.

“Fiscal 2014 was a transitional year as we worked through the most significant restructuring in our history.” said Chairman, CEO and President, Don Washkewicz. “I am proud that our global team was able to stay focused and still deliver record sales, and strong earnings and cash flow for the year, which included record fourth quarter operating cash flow. Overall, we are well positioned entering the new fiscal year.”

Fiscal 2014 fourth quarter sales increased 3 percent to a record $3.53 billion, compared with $3.43 billion in the same period a year ago. Fiscal 2014 fourth quarter net income was $301.2 million, or $1.98 earnings per diluted share, compared with $271.1 million, or $1.78 earnings per diluted share in the prior year quarter. Fiscal 2014 fourth quarter earnings per diluted share were $2.06 adjusted for the impact of $0.08 in earnings per diluted share in restructuring expenses.

Fourth Quarter Segment Results
Diversified Industrial Segment: North American fourth quarter sales increased 4.0 percent to $1.53 billion, and operating income was $268.7 million compared with $249.7 million in the same period a year ago. International fourth quarter sales increased 3.1 percent to $1.38 billion, and operating income was $137.9 million compared with $162.6 million in the same period a year ago.

Aerospace Systems Segment: Fourth quarter sales were essentially flat at $617.6 million, reflecting the impact of the previously announced joint venture between Parker Aerospace and GE Aviation. Operating income was $104.9 million compared with $86.1 million in the same period a year ago.

Orders
Parker reported an increase of 4 percent in orders for the quarter ending June 30, 2014, compared with the same quarter a year ago. This is the fourth consecutive quarter of year-over-year positive order growth. The company reported the following orders by business:

•	Orders increased 6 percent in the Diversified Industrial North America businesses

•	Orders decreased 4 percent in the Diversified Industrial International businesses

•	Orders increased 17 percent in the Aerospace Systems segment on a rolling 12-month average basis.

Fiscal 2015 Outlook
For the fiscal year ending June 30, 2015, the company has issued guidance for earnings per diluted share in the range of $7.00 to $7.80, or $7.25 to $8.05 on an adjusted basis. Fiscal year 2015 guidance is adjusted for expected restructuring expenses of approximately $0.25 per diluted share.

Washkewicz added, “In fiscal year 2015, we anticipate generally stable macroeconomic conditions. As always, we will stay the course by executing the Win Strategy, which has helped us deliver consistent results and are poised to deliver another year of record earnings performance for Parker.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2014 fourth quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $13 billion in fiscal year 2014, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 57,500 people in 50 countries around the world. Parker has increased its annual dividends paid to shareholders for 58 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) net income without the effect of a gain associated with a joint venture agreement, asset writedowns and restructuring expense, (b) earnings per diluted share without the effect of a gain associated with a joint venture, asset writedowns and restructuring expense (c) cash flow excluding discretionary contributions to the company’s pension plan, and (d) the effect of restructuring expenses on forecasted earnings per diluted share. The effects of divestitures, a gain associated with a joint venture, asset writedowns, restructuring expenses, and pension plan contributions are removed to allow investors and the company to meaningfully evaluate changes in sales, net income, earnings per diluted share, and cash flow on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; the ability to realize anticipated benefits of the consolidation of the Climate and Industrial Controls Group; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2014				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands except per share amounts)	2014	2013	2014	2013

Net sales	$3,525,415	$3,428,233	$13,215,971	$13,015,704
Cost of sales	2,685,954	2,618,067	10,188,227	10,086,675
Gross profit	839,461	810,166	3,027,744	2,929,029
Selling, general and administrative expenses	421,185	413,061	1,633,992	1,554,973
Goodwill and intangible asset impairment	—	—	188,870	—
Interest expense	20,163	20,777	82,566	91,552
Other (income) expense, net	(9,711)	2,565	(434,404)	(28,497)
Income before income taxes	407,824	373,763	1,556,720	1,311,001
Income taxes	106,648	102,633	515,302	362,217
Net income	301,176	271,130	1,041,418	948,784
Less: Noncontrolling interests	138	(34)	370	357
Net income attributable to common shareholders	$301,038	$271,164	$1,041,048	$948,427

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.02	$1.82	$6.98	$6.36
Diluted earnings per share	$1.98	$1.78	$6.87	$6.26

Average shares outstanding during period - Basic	148,967,357	149,298,277	149,099,448	149,218,257
Average shares outstanding during period - Diluted	151,803,746	152,115,402	151,444,103	151,588,031

Cash dividends per common share	$0.48	$0.45	$1.86	$1.70

RECONCILIATION OF NET INCOME AND EARNINGS PER DILUTED SHARE TO ADJUSTED NET INCOME AND EARNINGS PER DILUTED SHARE
(Unaudited)
Net income	$301,176	$271,130	$1,041,418	$948,784
Adjustments:
Restructuring charges	12,854	3,392	73,684	10,048
Asset writedowns	—	—	192,188	—
Gain related to joint venture agreement	—	—	(255,652)	—
Adjusted net income	$314,030	$274,522	$1,051,638	$958,832

Earnings per diluted share	$1.98	$1.78	$6.87	$6.26
Adjustments:
Restructuring charges	0.08	0.02	0.49	0.07
Asset writedowns	—	—	1.26	—
Gain related to joint venture agreement	—	—	(1.68)	—
Adjusted earnings per diluted share	$2.06	$1.80	$6.94	$6.33

PARKER HANNIFIN CORPORATION - JUNE 30, 2014				Exhibit 99.1
BUSINESS SEGMENT INFORMATION BY INDUSTRY
	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands)	2014	2013	2014	2013
Net sales
Diversified Industrial:
North America	$1,525,038	$1,466,568	$5,693,527	$5,637,657
International	1,382,757	1,341,715	5,287,916	5,110,332
Aerospace Systems	617,620	619,950	2,234,528	2,267,715
Total	$3,525,415	$3,428,233	$13,215,971	$13,015,704
Segment operating income
Diversified Industrial:
North America	$268,669	$249,726	$946,493	$908,719
International	137,935	162,641	572,476	602,480
Aerospace Systems	104,932	86,136	271,238	280,286
Total segment operating income	511,536	498,503	1,790,207	1,791,485
Corporate general and administrative expenses	49,520	59,189	181,926	185,767
Income before interest expense and other expense	462,016	439,314	1,608,281	1,605,718
Interest expense	20,163	20,777	82,566	91,552
Other expense (income)	34,029	44,774	(31,005)	203,165
Income before income taxes	$407,824	$373,763	$1,556,720	$1,311,001

RECONCILIATION OF NET SALES TO ADJUSTED NET SALES
(Unaudited)
	Three Months Ended June 30,		%	Year Ended June 30,		%
	2014	2013	Change	2014	2013	Change
Total net sales	$3,525,415	$3,428,233	2.8%	$13,215,971	$13,015,704	1.5%
Adjustments:
Sales related to GE joint venture	—	51,247		$49,510	$175,306
Adjusted total net sales	$3,525,415	$3,376,986	4.4%	$13,166,461	$12,840,398	2.5%

Aerospace Systems net sales	$617,620	$619,950	(0.4)%	$2,234,528	$2,267,715	(1.5)%
Adjustments:
Sales related to GE joint venture	—	51,247		$49,510	$175,306
Adjusted Aerospace Systems net sales	$617,620	$568,703	8.6%	$2,185,018	$2,092,409	4.4%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2014
CONSOLIDATED BALANCE SHEET
	June 30,	June 30,
(Dollars in thousands)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,613,555	$1,781,412
Marketable securities	573,701	—
Trade accounts receivable, net	1,858,176	1,840,820
Non-trade and notes receivable	388,437	221,925
Inventories	1,371,681	1,377,405
Prepaid expenses	129,837	182,669
Deferred income taxes	136,193	126,955
Total current assets	6,071,580	5,531,186
Plant and equipment, net	1,824,294	1,808,240
Goodwill	3,171,425	3,223,515
Intangible assets, net	1,188,282	1,290,499
Other assets	1,018,781	687,458
Total assets	$13,274,362	$12,540,898

Liabilities and equity
Current liabilities:
Notes payable	$816,622	$1,333,826
Accounts payable	1,252,040	1,156,002
Accrued liabilities	960,523	894,296
Accrued domestic and foreign taxes	223,611	136,079
Total current liabilities	3,252,796	3,520,203
Long-term debt	1,508,142	1,495,960
Pensions and other postretirement benefits	1,346,224	1,372,437
Deferred income taxes	94,819	102,920
Other liabilities	409,573	307,897
Shareholders' equity	6,659,428	5,738,426
Noncontrolling interests	3,380	3,055
Total liabilities and equity	$13,274,362	$12,540,898

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - JUNE 30, 2014
CONSOLIDATED STATEMENT OF CASH FLOWS
	Year Ended June 30,
(Dollars in thousands)	2014	2013

Cash flows from operating activities:
Net income	$1,041,418	$948,784
Depreciation and amortization	336,702	335,624
Stock incentive plan compensation	103,161	84,996
Goodwill and intangible asset impairment	188,870	—
Gain on sale of deconsolidation of subsidiary	(412,612)	—
Gain on sale of businesses	—	(14,637)
Net change in receivables, inventories, and trade payables	(10,033)	11,230
Net change in other assets and liabilities	206,131	(195,937)
Other, net	(65,744)	20,875
Net cash provided by operating activities	1,387,893	1,190,935
Cash flows from investing activities:
Acquisitions (net of cash of $1,780 in 2014 and $33,932 in 2013)	(17,593)	(621,144)
Capital expenditures	(216,340)	(265,896)
Proceeds from sale of plant and equipment	14,368	25,047
Proceeds from sale of businesses	—	73,515
Proceeds from deconsolidation of subsidiary	202,498	—
Purchase of marketable securities and other investments	(624,880)	—
Other, net	(4,454)	(21,367)
Net cash (used in) investing activities	(646,401)	(809,845)
Cash flows from financing activities:
Net payments for common stock activity	(162,298)	(159,773)
Acquisition of noncontrolling interests	—	(1,091)
Net (payments for) proceeds from debt	(517,573)	992,047
Dividends	(278,244)	(255,009)
Net cash (used in) provided by financing activities	(958,115)	576,174
Effect of exchange rate changes on cash	48,766	(14,169)
Net (decrease) increase in cash and cash equivalents	(167,857)	943,095
Cash and cash equivalents at beginning of period	1,781,412	838,317
Cash and cash equivalents at end of period	$1,613,555	$1,781,412

		Exhibit 99.1
PARKER HANNIFIN CORPORATION
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2015
Forecasted earnings per diluted share	$7.00 to $7.80
Adjustments:
Restructuring charges	0.25
Adjusted forecasted earnings per diluted share	$7.25 to $8.05